As filed with the Securities and Exchange Commission on January 6, 2023
Registration No. 333-____

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

AngioDynamics, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	11-3146460
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

14 Plaza Drive Latham, New York (Address of Principal Executive Offices)	12110 (Zip Code)

AngioDynamics, Inc. 2020 Equity Incentive Plan
AngioDynamics, Inc. Employee Stock Purchase Plan
(Full Title of the Plans)

Richard C. Rosenzweig, Esq.
Senior Vice President, General Counsel and Secretary
AngioDynamics, Inc.
14 Plaza Drive
Latham, New York 12110
(Name and Address of Agent for service)

(518) 795-1400
(Telephone Number, Including Area Code, of Agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☒	Accelerated filer ☐
Non-accelerated filer ☐	Smaller reporting company ☐
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.    ☐

EXPLANATORY NOTE
This Registration Statement on Form S-8 (this “Registration Statement”) is filed with the Securities and Exchange Commission (the “Commission”) by AngioDynamics, Inc., a Delaware corporation (the “Registrant”), in order to register (a) an additional 1,950,000 shares of the Registrant’s common stock, par value $0.01 per share (“Common Stock”), available for issuance under the AngioDynamics, Inc. 2020 Equity Incentive Plan, as amended (the “2020 Plan”), and (b) an additional 1,000,000 shares of Common Stock available for issuance under the AngioDynamics, Inc. Employee Stock Purchase Plan, as amended (the “Purchase Plan” and, together with the 2020 Plan, the “Plans”), which such additional shares were approved by the Registrant’s shareholders at the Registrant’s annual meeting of shareholders held on November 3, 2022 (the “Approval Date”).  On the Approval Date, the shareholders of the Registrant approved (i) an amendment to the 2020 Plan to increase the number of shares of Common Stock issuable under the 2020 Plan from 2,400,000 to 4,350,000 shares and (ii) an amendment to the Purchase Plan to increase the number of shares of Common Stock issuable under the Purchase Plan from 4,000,000 to 5,000,000 shares.
On October 28, 2004, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-120057) to register 200,000 shares of Common Stock issuable under the Purchase Plan (the “2004 Registration Statement”).  On August 14, 2009, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-161355) to register an additional 200,000 shares of Common Stock issuable under the Purchase Plan (the “2009 Registration Statement”).  On November 16, 2010, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-170619) to register an additional 300,000 shares of Common Stock issuable under the Purchase Plan (the “2010 Registration Statement”).  On August 15, 2013, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-190640) to register an additional 500,000 shares of Common Stock issuable under the Purchase Plan (the “2013 Registration Statement”).  On April 16, 2015, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-203441) to register an additional 800,000 shares of Common Stock issuable under the Purchase Plan (the “2015 Registration Statement”).  On February 22, 2019, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-229814) to register an additional 1,500,000 shares of Common Stock issuable under the Purchase Plan (the “2019 Registration Statement”).  On January 19, 2021, the Registrant filed with the Commission a registration statement on Form S-8 (File No. 333-252209) to register (i) 2,400,000 shares of Common Stock issuable under the 2020 Plan and (ii) an additional 500,000 shares of Common Stock issuable under the Purchase Plan (the “2021 Registration Statement, and together with the 2004 Registration Statement, the 2009 Registration Statement, the 2010 Registration Statement, the 2013 Registration Statement, the 2015 Registration Statement and the 2019 Registration Statement, the “Prior Registration Statements”).
 Pursuant to General Instruction E to Form S-8, the contents of the Prior Registration Statements on Form S-8 concerning the Plans are incorporated herein by reference, except to the extent supplemented, amended or superseded by the information set forth herein.
PART I
INFORMATION REQUIRED IN THE SECTION 10(A) PROSPECTUS
Note: The document(s) containing the information specified in this Part I will be sent or given to employees as specified by Rule 428(b)(1) (§230.428(b)(1)). Such documents need not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 (§230.424). These documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Form, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act of 1933, as amended (the “Securities Act”). See Rule 428(a)(1) (§230.428(a)(1)).

PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3.          Incorporation of Documents by Reference.
The following documents filed by the Registrant with the Commission pursuant to Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (File No. 000-50761), are incorporated herein by reference:
(a) the Annual Report on Form 10-K (including the portions of the Registrant’s Proxy Statement incorporated by reference therein) for the fiscal year ended May 31, 2022, filed with the Commission on July 22, 2022;
(b) (i) the Quarterly Reports on Form 10-Q for the fiscal quarter ended August 31, 2022, filed with the Commission on October 11, 2022, and the fiscal quarter ended November 30, 2022, filed with the Commission on January 6, 2023 and (ii) the Current Reports on Form 8-K filed with the Commission on August 31, 2022, October 6, 2022, November 4, 2022 and November 23, 2022.
(c) the description of the Common Stock contained in the Registrant’s registration statement on Form 8-A (Registration No. 000-50761), filed by the Registrant with the Commission on May 13, 2004, including any amendments or reports filed for the purpose of updating such description.
All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment indicating that all securities offered hereby have been sold or deregistering all securities then remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date of filing of such documents.
Any statement contained herein or in a document incorporated or deemed to be incorporated by reference in this Registration Statement will be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any subsequently filed document that is also incorporated or deemed to be incorporated by reference in this Registration Statement modifies or supersedes such statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4.          Description of Securities.
Not applicable.
Item 5.          Interests of Named Experts and Counsel.
Richard C. Rosenzweig, who is providing an opinion on the validity of the issuance of the shares of Common Stock being registered hereby, is Senior Vice President, General Counsel and Secretary of the Registrant.  As an employee of the Registrant, Mr. Rosenzweig participates in equity compensation plans of the Registrant on the same basis as other similarly eligible employees, pursuant to which Mr. Rosenzweig owns or has options or rights to acquire an aggregate of less than 1% of the Registrant’s outstanding Common Stock. Mr. Rosenzweig is eligible to participate in the Plans.
Item 6.          Indemnification of Directors and Officers.
Section 145 of the Delaware General Corporation Law (the “DGCL”) provides that a Delaware corporation may indemnify directors, officers, employees and agents against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with any threatened, pending or completed action, suit or proceeding in which such person is made a party by reason of such person being or having been a director, officer, employee or agent to the corporation, provided that such person acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation’s best interests and, with respect to any criminal action or proceeding, had no reasonable cause to believe that his or her conduct was unlawful. The DGCL provides that Section 145 is not exclusive of other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.
Section 102(b)(7) of the DGCL permits a corporation, in its certificate of incorporation or an amendment thereto, to eliminate or limit the personal liability of a director to the corporation and its stockholders for monetary damages arising out of certain breaches of fiduciary duty.
The Registrant’s Amended and Restated Certificate of Incorporation, as amended (the “COI”), generally provides for the elimination of the personal liability of its directors to the Registrant and its stockholders for monetary damages for breach of their fiduciary duties as directors, subject to the exceptions set forth in DGCL Section 102. The Registrant’s COI provides that the Registrant will indemnify its directors and officers to the fullest extent permitted by the DGCL. The Registrant’s COI also authorizes it to indemnify its employees and other agents to the fullest extent permitted by the DGCL.
The Registrant’s Second Amended and Restated Bylaws (the “Bylaws”) generally provide that the Registrant shall indemnify each of its directors and executive officers to the fullest extent not prohibited by the DGCL and may indemnify certain other persons as set forth in the DGCL.
The 2020 Plan provides that none of the Registrant’s directors, employees, or agents shall be liable for any action taken or omitted to be taken or any determinations made under the 2020 Plan (unless constituting fraud or a willful criminal act or omission), and further provides that the Registrant will indemnify and hold harmless each of the foregoing for losses in connection with any such actions, omissions, or determinations (unless otherwise prohibited by law or the Registrant’s or its subsidiaries’ organizational documents). The right to indemnification under the 2020 Plan is not exclusive of, and does not supersede, any other indemnification rights under the Registrant’s organizational documents, applicable law, an individual indemnification agreement, or otherwise.
The Registrant also maintains officer and director insurance coverage against certain liabilities for actions taken in their capacities as such, including liabilities under the Securities Act.  In addition, each executive officer and director is a party to a written agreement which states that the Registrant agrees to hold each of them harmless against any and all judgments, fines, settlements and expenses related to claims against such person by reason of the fact that the person is or was a director, executive officer, employee or other agent of the Registrant, and otherwise to the fullest extent authorized or permitted by the Registrant’s COI and Bylaws and under the non-exclusivity provisions of the DGCL.
See also the undertakings set out in response to Item 9 hereof.
Item 7.          Exemption from Registration Claimed.
Not applicable.
Item 8.          Exhibits.
EXHIBIT NUMBER	DESCRIPTION
3.1.1
Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Quarterly Report on Form 10-Q filed with the Commission on October 7, 2005).

3.1.2
Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant (incorporated by reference to Exhibit 3.1.2 to the Registrant’s Annual Report on Form 10-K filed with the Commission on August 10, 2015).

3.2	Second Amended and Restated By-laws of the Registrant (incorporated by reference to Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed with the Commission on October 21, 2015).
4.2
Form of Specimen Certificate of the Registrant’s Common Stock (incorporated by reference to Exhibit 4.2 to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 filed with the Commission on May 5, 2004).

5.1	Opinion of Richard C. Rosenzweig, Esq., Executive Vice President, General Counsel and Secretary of the Registrant.+
10.1
AngioDynamics, Inc. 2020 Equity Incentive Plan, as amended (incorporated by reference to Appendix A to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 22, 2022).

10.2
AngioDynamics, Inc. Employee Stock Purchase Plan, as amended (incorporated by reference to Appendix B to the Registrant’s Definitive Proxy Statement on Schedule 14A filed with the Commission on September 22, 2022).

23.1	Consent of Richard C. Rosenzweig, Esq., Senior Vice President, General Counsel and Secretary of the Registrant (included in Exhibit 5.1).+
23.2	Consent of Deloitte & Touche LLP+
24.1	Power of Attorney (included on signature page to this Registration Statement).+
107	Filing Fee Table.+

+  Filed herewith.

Item 9.          Undertakings.
(a) The undersigned Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i) To include any prospectus required by section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) (§ 230.424(b) of this chapter) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Filing Fee” table in this effective Registration Statement.
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 (15 U.S.C. 78m or 78o(d)) that are incorporated by reference in this Registration Statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

 SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Latham, State of New York, on January 6, 2023.
ANGIODYNAMICS, INC.

By:	/s/ Richard C. Rosenzweig
Name: Richard C. Rosenzweig
Title: Senior Vice President, General Counsel and Secretary

KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints James C. Clemmer and Richard C. Rosenzweig, and each or either of them, as his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for each of them and in each of their names, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission, granting unto said attorneys-in-fact and agents, and each or either of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as each of them might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each or either of them, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on January 6, 2023.
Signature	Title
/s/ Howard W. Donnelly	Chairman of the Board, Director
Howard W. Donnelly
/s/ James C. Clemmer	President and Chief Executive Officer and Director
James C. Clemmer	(Principal Executive Officer)
/s/ Stephen A. Trowbridge	Executive Vice President and Chief Financial Officer (Principal Financial Officer and
Stephen A. Trowbridge	Principal Accounting Officer)
/s/ Eileen O. Auen	Director
Eileen Auen
/s/ Wesley E. Johnson, Jr.	Director
Wesley E. Johnson, Jr.

/s/ Karen A. Licitra	Director
Karen A. Licitra
/s/ Dennis S. Meteny	Director
Dennis S. Meteny
/s/ Jan Stern Reed	Director
Jan Stern Reed

/s/ Michael E. Tarnoff	Director
Michael E. Tarnoff